Exhibit 10.3

CONVERTIBLE SUBORDINATED PROMISSORY NOTE MATURITY DATE

SECOND EXTENSION AGREEMENT

Whereas, Bioject Medical Technologies Inc., an Oregon corporation (the “Company”), borrowed $91,104 from Life Sciences Opportunities Fund II, L.P., a Delaware Limited Partnership (the “Lender”), pursuant to that certain Convertible Subordinated Promissory Note, dated as of December 5, 2007 (the “Note”); and

Whereas, the Maturity Date of the Note was extended from May 15 2009 to July 15, 2009, pursuant to an Extension Agreement dated April 6, 2009, between the Company and the Lender;

Whereas, no principal and interest have been paid to date on the Note; and

Whereas, the Company has requested that the Lender extend the Maturity Date of the Note and all principal and interest due thereon to August 15, 2009;

For good and valuable consideration, the Company and the Lender agree as follow:

The Maturity Date of the Note is hereby extended to August 15, 2009 and all principal and interest due and payable on the Note shall be due and payable on August 15, 2009 (the “ Second Extension”). All of the other terms and conditions of the Note, the Convertible Note Purchase and Warrant Agreement between the Company and the Lender dated as of December 5, 2007, as amended as of December 19, 2007, the Warrant to purchase 12,147 shares of the Company’s Common Stock issued by the Company to the Lender on December 5, 2007 and the Registration Rights Agreement between the Company and the Lender dated as of December 5, 2007, shall remain in full force and effect and are not amended in any manner by the Second Extension.

Dated: July 13, 2009

LIFE SCIENCES OPPORTUNITIES FUND II, L.P.

By:	/s/ James Gale
Signet Healthcare Partners, LLC, General Partner
James Gale, Managing Director

Bioject Medical Technologies, Inc.

By:	/s/ Ralph Makar
Ralph Makar
President and Chief Executive Officer